Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF BYLAWS OF

NEUROCRINE BIOSCIENCES, INC.

(A DELAWARE CORPORATION)

On May 19, 2016, the Board of Directors of Neurocrine Biosciences, Inc. approved the amendment of Section 3.2 of the Bylaws of the corporation to read as follows:

3.2 NUMBER OF DIRECTORS

The board of directors shall consist of nine (9) members. The number of directors may be changed by an amendment to this bylaw, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the certificate of incorporation. The directors shall be divided into three classes, with the term of office of the first class (Class I Directors), which class shall initially consist of three (3) directors, to expire at the 2018 annual meeting of stockholders; the term of office of the second class (Class II Directors), which class shall initially consist of three (3) directors, to expire at the 2016 annual meeting of stockholders; the term of office of the third class (Class III Directors), which class shall initially consist of three (3) directors, to expire at the 2017 annual meeting of stockholders; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders held after such election.